UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 28, 2022, Clovis Oncology, Inc. (the “Company”) commenced distributing to its stockholders a Notice of Annual Meeting of Stockholders and Definitive Proxy Statement and Proxy Card (the “Notice and Proxy Statement”) for its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2022. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 27, 2022. On June 9, 2022, the Company announced that the Annual Meeting was partially adjourned to July 7, 2022 to provide additional time for the stockholders of the Company to vote on Proposals 2-4. On June 28, 2022, the Company mailed or made available a letter to its stockholders related to Proposal 2 and Proposal 3, which proposals are described in the Notice and Proxy Statement. A copy of the letter is set forth below and is being filed as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended.

June 28, 2022

Dear Stockholder:

The Board of Directors of Clovis Oncology, Inc. would like to thank those of you who have voted your shares in support of the proposals for the Annual Meeting of Stockholders, and to ask that if you have not yet voted, or if you voted against the proposals, that you consider voting in favor of proposals that are still open for voting, in particular the reverse stock split and the related proposal to decrease the number of authorized shares of our common stock. As we previously disclosed, the Annual Meeting of Stockholders has been partially adjourned to July 7, 2022. Your vote is crucial.

I would like to highlight some of our key 2022 accomplishments to date and anticipated milestones:

•

In March 2022, we announced positive topline results from the monotherapy portion of our phase 3 ATHENA trial demonstrating that Rubraca as maintenance treatment successfully achieved the primary endpoint of significantly improved investigator-assessed PFS compared to placebo.

•	These ATHENA monotherapy results were presented at the ASCO annual meeting in June 2022, receiving a “Best of ASCO” designation and a simultaneous publication in the Journal of Clinical Oncology.

•

Once data maturity is reached, we anticipate two additional phase 3 trial readouts for Rubraca, potentially later this year and early next year, for TRITON3 in advanced prostate cancer and ATHENA-COMBO in advanced ovarian cancer combined with Opdivo®.

•

In June 2022, Phase 1 data from our LuMIERE clinical trial of our targeted radiotherapy candidate FAP-2286 were presented at the SNMMI Annual Meeting. Among other highlights of that presentation was the announcement of encouraging evidence of activity, including a confirmed RECIST partial response in one patient in an early dose cohort.

•

We plan to present additional clinical data from the LuMIERE study at another nuclear medicine medical meeting this year, and to initiate Phase 2 expansion cohorts for FAP-2286 in multiple tumor types later in 2022.

•

Importantly, we remain committed to maintaining overall expense reductions to date: we reported reduction in research and development expenses of $71.1 million or 28% and selling, general and administration expense of $35.5 million, or 22% for 2021 as compared to 2020, and expect those expenses to be comparable in 2022.

The way to achieve the ability to expand on these accomplishments is to again seek your approval for the reverse stock split and the related proposals that remain open. The failure to approve these proposals may create the challenges described below, resulting in the potential for loss of all stockholder value.

Our stockholders have already shown strong support in favor of the reverse stock split and authorized share reduction proposals. Those measures only fell short of approval due to an insufficient number of shares being voted because they require the affirmative vote of holders of more than 50% of all of our issued and outstanding shares of common stock. Had more shares been voted in the same proportions as currently voted, the measures would have been approved. It is important to note that independent proxy advisory firms, ISS and Glass Lewis, have each recommended that stockholders vote in favor of both of these proposals.

If these proposals are not approved, we face two immediate challenges:

•

Our stock recently traded below the $1 threshold (as low as 58 cents) for 29 consecutive trading days – one day short of the Nasdaq criteria for issuing a delisting warning as the start of a delisting process – and continues to be volatile. The potential delisting of our common stock if we do not remain in compliance with the Nasdaq requirement that our common stock trade above $1 per share would constitute a Fundamental Change under our convertible notes indentures, triggering the immediate right of holders of the notes to require us to repurchase up to $443 million in principal amount of such debt, an amount that we would be unable to pay and resulting in the potential loss of all stockholder value.

•

Our current limited ability to raise capital through sales of our common stock, without which, our ability to fund our operations and to continue as a going concern will be substantially hampered. This would impact our ability to preserve the value of our current business and assets, and, given the amount of our outstanding debt, potentially lead to a substantial or complete loss of value to stockholders.

Your vote in favor of Proposals 2 and 3 is critical. If you have not voted, please consider voting today. If you have already voted, thank you for participating in this process. If you voted against Proposal 2 and Proposal 3 please reconsider your vote based on the factors described in this letter.

The proxy statement for the Annual Meeting of Stockholders of Clovis Oncology, Inc. contains important information and this letter should be read in conjunction with the proxy statement, which, along with other relevant materials, is available at no charge at the U.S. Securities & Exchange Commission’s website www.sec.gov and at the company’s website https://ir.clovisoncology.com/investors-and-news/financial-information/sec-filings/default.aspx.

We appreciate your continued support of Clovis.

For the Board of Directors,

Paul E. Gross

Secretary

REMEMBER: You can vote your shares or change your previously cast vote by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Please follow the easy instructions on the enclosed proxy card. If you have any questions, or need assistance in voting your shares or changing your vote, please call our proxy solicitor, INNISFREE M&A INCORPORATED TOLL-FREE, at 1 -877-456-3524.